EXHIBIT 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

MMax Media, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article III of the Articles of Incorporation, as amended, is hereby deleted in its entirety and replaced with the following:

Article III

Capital Stock

The maximum number of shares of stock which this corporation shall be authorized to issue and have outstanding at any one time shall be one billion five million (1,005,000,000) shares, of which one billion (1,000,000,000) shares shall be common stock [CONTINUED ON EXHIBIT A ATTACHED HERETO]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  a majority

4. Effective date and time of filing: (optional)	Date: April 1, 2013	Time: 5:00 pm
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Edward Cespedes
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

EXHIBIT A

TO ARTICLES OF AMENDMENT

OF

MMAX MEDIA, INC.

common stock having a par value of $0.001 per share and five million (5,000,000) shares shall be preferred stock having a par value $0.001 per share.

The Board of Directors of this corporation, by resolution or resolutions, at any time and from time to time, shall have the authority to divide and establish any or all of the unissued shares of preferred stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares which shall constitute such series and the powers, preferences, limitations and relative rights of the shares of each series so established.